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                                                                  EXHIBIT 12

                THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                           COMPUTATION OF RATIOS
                  Three Months Ended March 31, 2002 and 2001
                        (In millions, except ratios)


        (in millions)                              2002            2001
                                                 ------          ------
         EARNINGS

         Income from continuing
          operations before income taxes         $  196          $  298

         Add: fixed charges                          50              44
                                                 ------          ------
                 Income as adjusted              $  246          $  342
                                                 ======          ======

         FIXED CHARGES AND PREFERRED
              DIVIDENDS

         Fixed charges:
           Interest expense and amortization     $   26          $   31
           Distributions on redeemable
             preferred securities                    18               7
           Rental expense (1)                         6               6
                                                 ------          ------
                 Total fixed charges                 50              44

         Preferred stock dividend requirements        4               4
                                                 ------          ------
                 Total fixed charges and
                  preferred stock dividend
                  requirements                   $   54          $   48
                                                 ======          ======


         Ratio of earnings to fixed charges        4.90            7.73
                                                 ======          ======
         Ratio of earnings to combined
          fixed charges and preferred
          stock dividend requirements              4.58            7.15
                                                 ======          ======



         (1) Interest portion deemed implicit in total rent expense.